Exhibit 10.1

Execution Version

GOLDMAN SACHS BANK USA

GOLDMAN SACHS LENDING

PARTNERS LLC

200 West Street

New York, New York 10282-2198

PERSONAL AND CONFIDENTIAL

July 29, 2019

Upjohn Inc.

235 E. 42nd St

New York, NY 10017

Attention:	Michael Goettler
President

Upjohn Inc.

364-Day Bridge Loan Facility Commitment Letter

Ladies and Gentlemen:

Goldman Sachs Bank USA (“Goldman Sachs”) and Goldman Sachs Lending Partners LLC (“GS Lending Partners”, together with Goldman Sachs and each Lender (as defined in Annex B hereto) that becomes a party to this Commitment Letter as an additional “Commitment Party” pursuant to Section 3 hereof, collectively, the “Commitment Parties,” “we” or “us”) are pleased to confirm the arrangements under which (i) Goldman Sachs is exclusively authorized by Upjohn Inc. (the “Borrower”, “Spinco” or “you”) to act as lead arranger and bookrunner for, (ii) Goldman Sachs is exclusively authorized by you to act as sole administrative agent in connection with, and (iii) each Commitment Party commits, severally and not jointly, to provide the financing for, the certain transactions described herein, in each case, on the terms and subject to the conditions set forth in this letter and the attached Annexes A, B and C hereto (collectively, this “Commitment Letter”).

You have informed us that the entity previously identified to us and codenamed “Pluto” (“Pluto”, and together with its subsidiaries, the “Pluto Business”) intends to (a) separate certain businesses, operations and activities, including Pluto’s global, primarily off-patent branded and generic established medicines business (the “Ulysses Business”) from the Pluto Business (the “Separation”) and (b) following the Separation, combine the Ulysses Business with the entity previously identified to us and codenamed “Utah” (“Utah”, and together with its subsidiaries, the “Utah Business”, and the Utah Business, together with the Ulysses Business, the “Combined Businesses”). The foregoing will be consummated on the terms and subject to the conditions set forth in the Separation and Distribution Agreement dated as of July 29, 2019 (as amended from time to time and including the exhibits, schedules and all related documents, collectively the “Separation and Distribution Agreement”), by and among Pluto and Spinco and the Business Combination Agreement, dated as of July 29, 2019 (as amended from time to time and including the exhibits, schedules and all related documents, collectively the “Business Combination Agreement”, and together with the Separation and Distribution Agreement, collectively the “Transaction Agreements”), by and among Pluto, Spinco, Utah and the other parties thereto, pursuant to which it is intended that (1) Pluto, to effect the Separation, will contribute the Ulysses Business to Spinco, a wholly owned subsidiary of Pluto (the “Contribution”), (2) in connection with the Separation and in partial consideration of the Contribution,

Spinco will make a cash payment to Pluto in an aggregate amount of $12,000.0 million (the “Spinco Cash Distribution”), (3) substantially concurrently with or within one business day following, the Spinco Cash Distribution, Pluto will distribute to the holders of Pluto common stock all of the issued and outstanding shares of the common stock of Spinco (the “Distribution”) and (4) immediately following the Distribution, Spinco and Utah will engage in a strategic business combination, following which Utah (or its successor entity) shall become a wholly owned subsidiary of the Borrower (the “Combination”, and together with the Separation, Contribution, the Spinco Cash Distribution and the Distribution, collectively the “Combination Transactions”).

You have also informed us that the Spinco Cash Distribution and related transaction fees and expenses are expected to be financed, in part, by (i) the issuance of senior unsecured notes, and/or borrowings of senior unsecured loans, by the Borrower in an aggregate principal amount of up to $12,000.0 million (the “Permanent Financing”) or (ii) to the extent the Borrower does not consummate the Permanent Financing on or before the time the Spinco Cash Distribution is consummated, borrowings by the Borrower of loans (the “Bridge Loans”) under a senior unsecured 364-day bridge loan facility in an aggregate principal amount of up to $12,000.0 million (the “Bridge Facility”) having the terms set forth on Annex B (the financing transactions referred to in clauses (i) and (ii) of this sentence are collectively referred to herein as the “Transactions”).

1. Commitments; Titles and Roles.

In connection with the foregoing, Goldman Sachs is pleased to commit, severally and not jointly, to provide the Borrower $3,200 million of the Bridge Facility and GS Lending Partners is pleased to commit, severally and not jointly, to provide the Borrower $8,800 million of the Bridge Facility, in each case, on the terms set forth herein and subject only to the Funding Conditions; provided that, the amount of the Bridge Facility and the aggregate commitment of the Commitment Parties hereunder shall be automatically reduced on a pro rata basis (or allocated between any affiliated Commitment Parties as they and the Arranger may otherwise determine) at any time on or after the date hereof, in each case as set forth in the section titled “Mandatory Prepayments/Commitment Reductions” in Annex B hereto.

You hereby appoint Goldman Sachs to act, and Goldman Sachs hereby agrees to act, as (i) lead arranger and bookrunner (in such capacities, the “Arranger”) for the Bridge Facility and (ii) sole administrative agent (the “Administrative Agent”) for the Bridge Facility. It is further agreed that Goldman Sachs will appear on the top left of the cover page of any marketing materials for the Bridge Facility, and will hold the roles and responsibilities conventionally understood to be associated with such name placement, including primary syndication responsibilities and communications to the market with respect to the Bridge Facility. Our fees for our commitment and for services related to the Bridge Facility are set forth in a separate bridge fee letter entered into by the Borrower, Goldman Sachs and GS Lending Partners on the date hereof (the “Fee Letter” and together with the Commitment Letter, the “Letters”). No additional agents, co-agents or arrangers will be appointed, no other titles awarded and no compensation (except as set forth in this Commitment Letter) will be paid in order to obtain commitments in connection with the Bridge Facility, unless you and we shall so agree.

2. Conditions Precedent.

The Commitment Parties’ respective commitments and agreements are subject only to (i) the execution and delivery of a bridge loan agreement (the “Bridge Loan Agreement”) and other related definitive documents (collectively, the “Loan Documents”) on the terms set forth in Annex B hereto and subject only to the Funding Conditions, (ii) the Borrower having engaged, not later than the date of the Borrower’s acceptance of this Commitment Letter, one or more investment and/or commercial banks satisfactory to us and you (collectively, the “Financial Institutions”) to arrange and/or place the Permanent Financing on

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the terms and conditions reasonably satisfactory to us (it being understood that your execution of that certain engagement letter delivered by you to us concurrently with the execution of this Commitment Letter satisfied such condition) and (iii) the conditions set forth in Annex C hereto. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, the only conditions to availability of the Bridge Facility on the Closing Date are set forth in this Section 2 and in Annex C hereto (collectively, the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of this Commitment Letter, the Fee Letter, the Loan Documents or otherwise) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the funding duly requested by the Borrower under the Bridge Facility on the Closing Date shall occur).

Notwithstanding anything in this Commitment Letter to the contrary, (a) the only representations the accuracy of which will be a condition to the availability of the Bridge Facility on the Closing Date will be (i) the representations made by Pluto with respect to the Borrower, the Spinco Subsidiaries (as defined in the Business Contribution Agreement) or Spinco Sub (as defined in the Business Combination Agreement) in the Business Combination Agreement as are material to the interests of the Lenders and the Commitment Parties (in their capacities as such) (but only to the extent that Utah has the right to terminate its obligation to consummate the Combination (or otherwise does not have an obligation to close) under the Business Combination Agreement as a result of a failure of such representations in the Business Combination Agreement to be accurate) (the “Combination Transaction Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Loan Documents will be such that they do not impair the availability of the Bridge Facility on the Closing Date if the conditions set forth herein and in Annex C hereto are satisfied by you or waived by us (it being understood that nothing in the preceding clause (b) will be construed to limit the applicability of the individual conditions set forth in this Section 2 or in Annex C hereto). As used herein, “Specified Representations” means representations with respect to the Borrower made by the Borrower in the Bridge Loan Agreement relating to incorporation or formation; organizational power and authority to enter into the Loan Documents; due execution, delivery and enforceability of the Loan Documents; solvency as of the Closing Date of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions and Spinco Cash Distribution and the Distribution (but prior to the Combination) (solvency to be defined in a manner consistent with Schedule I to Annex C hereto); no conflicts of the Loan Documents with (i) charter documents, (ii) laws, except to the extent such conflict would not reasonably be expected to have a “material adverse effect” on the Borrower and its subsidiaries, taken as a whole or (iii) agreements with respect to indebtedness for borrowed money of the Borrower or its subsidiaries (after giving effect to the Combination Transactions) in a committed or outstanding principal amount of $500 million or more (each a “Material Debt Instrument”) (which representation under this clause (iii) shall not be subject to a “material adverse effect qualifier”); Federal Reserve margin regulations; the Investment Company Act; and use of proceeds not conflicting with OFAC, other sanctions laws, the Patriot Act (as defined below), other anti-terrorism laws, FCPA and other anti-corruption laws.

3. Syndication.

The Arranger may syndicate the Bridge Facility to the Lenders, and you acknowledge and agree that the commencement of syndication, if any, shall occur at the discretion of the Arranger. From the date of this Commitment Letter to and including the date that is 60 days after the date hereof (the “Initial Syndication Period”), decisions regarding the syndication of the Bridge Facility, including determination as to the timing of all offers to prospective Lenders, the selection of Lenders, the acceptance and final allocation of commitments, the awarding of any “agent” title or similar designation or role to any Lender and the amounts offered and the compensation provided to each Lender will be made jointly by the Borrower and the Arranger and, except as otherwise agreed by the Arranger and the Borrower, in accordance with the

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syndication plan jointly developed and agreed upon by such parties shortly after the date hereof (the “Syndication Plan”). In connection with the foregoing, the Bridge Facility will be syndicated during the Initial Syndication Period only to the Lenders identified in the Syndication Plan or otherwise consented to in writing by the Borrower in its sole discretion provided that at any time, assignments by Goldman Sachs to GS Lending Partners shall be permitted (together, the “Syndication Period Approved Lenders”). Following the Initial Syndication Period, if and for so long as a Successful Syndication (as defined in the Fee Letter) has not been achieved, decisions regarding the syndication of the Bridge Facility shall be made by the Arranger in consultation with the Borrower, including as to the selection of Lenders, the acceptance and final allocation of commitments, the awarding of any “agent” title or similar designation or role to any Lender and the amounts offered and the compensation provided to each Lender. The respective commitments of Goldman Sachs and GS Lending Partners hereunder with respect to the Bridge Facility shall be reduced dollar-for-dollar (allocated between them as they shall determine) as and when commitments of the Bridge Facility are received from Lenders to the extent that each such Lender which has been selected pursuant to the syndication process set forth above becomes (i) party to this Commitment Letter as an additional “Commitment Party” pursuant to a joinder agreement or other documentation in form and substance reasonably satisfactory to us and you (a “Joinder Agreement”) or (ii) party to the Bridge Loan Agreement as a “Lender” thereunder; provided, however, with respect to any syndication of any portion of the commitments as set forth above other than to a Lender which (x) is included in the Syndication Plan, (y) Borrower has approved in writing (such approval, in the case of a Lender to whom commitments are syndicated following the Initial Syndication Period, not to be unreasonably withheld, delayed or conditioned) or (z) after the Initial Syndication Period, in consultation with the Borrower, to any Acceptable Bank (as defined in the Fee Letter) (any such Lender to whom commitments are syndicated following the Initial Syndication Period, the “Post-Syndication Period Approved Lenders”, and together with the Syndication Period Approved Lenders, the “Approved Lenders”), the Commitment Parties shall not be relieved, released or novated from their respective obligations hereunder with respect to such portion of their commitments until the funding on the Closing Date has occurred. The parties hereto agree to cooperate in good faith to execute and deliver one or more Joinder Agreements promptly upon the selection of, and allocation of commitments to, the Approved Lenders. The Borrower agrees to use commercially reasonable efforts to ensure that the Arranger’s syndication efforts benefit materially from the existing lending relationships, if any, of the Borrower and its subsidiaries and, to the extent practical and appropriate (and consistent with the Business Combination Agreement) of Utah. To facilitate an orderly and Successful Syndication of the Bridge Facility, you agree that, until the earliest of (x) the termination of the syndication by the Arranger, (y) the date a Successful Syndication is achieved and (z) 90 days following the Closing Date (such earliest date, the “Syndication Date”), the Borrower will not, and the Borrower will use commercially reasonable efforts (to the extent practical and appropriate and consistent with the Business Combination Agreement) to ensure that the Combined Businesses will not, syndicate, incur or issue, attempt to syndicate, incur or issue, announce or authorize the announcement of the syndication, incurrence or issuance of any bilateral bank credit facility, syndicated bank credit facility or any debt security of the Borrower, Utah or any of their respective subsidiaries that would reasonably be expected to materially impair the syndication of the Bridge Facility, including any renewals or refinancings of any existing debt facility or debt security (other than (a) the Bridge Facility, (b) the Permanent Financing, (c) with respect to the Combined Businesses, indebtedness permitted to be incurred pursuant to the terms of the Transaction Agreements and (d) any Excluded Debt (as defined in Annex B hereto) (other than Excluded Debt described in clause (vi) of the definition thereof) without the prior written consent of the Arranger (such consent not to be unreasonably withheld, delayed or conditioned)).

Until the Syndication Date, the Borrower agrees to cooperate with the Arranger and agrees to use commercially reasonable efforts to cause the Utah Business to cooperate with the Arranger (but in all instances to the extent practical and appropriate and consistent with the Business Combination Agreement), in connection with (i) the preparation of one or more customary information packages for the Bridge Facility regarding the business, operations and financial projections of the Combined Businesses

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(collectively, the “Confidential Information Memorandum”), including, without limitation, all information relating to the transactions contemplated hereunder prepared by or on behalf of the Combined Businesses that is customarily included in such an information package and is deemed necessary by the Arranger (acting reasonably) to complete the syndication of the Bridge Facility, (ii) the presentation of one or more customary information packages for the Bridge Facility (collectively, the “Lender Presentation”) in meetings at times and locations to be mutually agreed upon and other customary communications with prospective Lenders or agents in connection with the syndication of the Bridge Facility (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of the Borrower with prospective Lenders (and the use of commercially reasonable efforts to cause direct contact between senior management and representatives, with appropriate seniority and expertise, of the Utah Business with prospective Lenders (to the extent practical and appropriate and consistent with the Business Combination Agreement)) and participation of such persons in meetings at reasonable times and locations mutually agreed upon) and (iii) using commercially reasonable efforts to obtain prior to the launch of general syndication credit ratings (but no specific ratings) of the Combined Businesses’ senior unsecured indebtedness from Moody’s Investor Services, Inc. (“Moody’s”), S&P Global Ratings, a division of S&P Global Inc. (“S&P”) and Fitch Ratings, Inc. (“Fitch”). Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that each Commitment Party’s commitments hereunder are not subject to or conditioned upon syndication of, or receipt of commitments in respect of the Bridge Facility, and notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter or the Loan Documents neither the commencement nor completion of the syndication of the Bridge Facility nor the obtainment of ratings shall constitute a condition to the availability of the Bridge Facility on the Closing Date. The Borrower will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation (other than, in each case, (x) any information of a general economic or industry-specific nature or (y) any information that has been furnished to you in writing by any Commitment Party specifically for inclusion therein), in each case solely to the extent such information is reviewed and approved by you, and all other Information (as defined below) delivered by the Borrower to any Commitment Party in connection therewith and the Borrower acknowledges that the Commitment Parties will be using and relying upon the Information without independent verification thereof. The Borrower agrees that Information provided by the Borrower or its representatives to the Commitment Parties in connection with the Bridge Facility (including, without limitation, draft and execution versions of the Loan Documents, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous or prior securities issuances by the Borrower) may be disseminated to potential Lenders (other than Public Lenders) and other persons through one or more internet sites (including an IntraLinks, SyndTrak, Debtdomain or other electronic workspace (the “Platform”)) created for purposes of syndicating the Bridge Facility or otherwise, in accordance with the Lead Arranger’s standard syndication practices, and the Borrower acknowledges that no Commitment Party or any of its affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform, except to the extent such damages have resulted from the gross negligence, bad faith or willful misconduct of or material breach of this Commitment Letter by such Commitment Party, any of its affiliates or any of its Related Commitment Parties (as defined in Annex A hereto), as found by a final, non-appealable judgment of a court of competent jurisdiction.

For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality (not created in contemplation hereof) binding on you, the Combined Businesses or your or their respective affiliates (provided that in the event that you do not provide information in reliance on the exclusions in this sentence relating to violation of any obligation of confidentiality, you shall provide notice to the Commitment Parties promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality), and you shall use your commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate the applicable obligation).

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The Borrower acknowledges that certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, the Combined Businesses or their respective affiliates or any of their respective securities) (each, a “Public Lender”). At the request of the Arranger, the Borrower agrees to prepare an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain material non-public information concerning the Borrower, the Combined Businesses or their respective affiliates or securities. It is understood that in connection with your assistance described above, you or Utah, as applicable, will provide a customary authorization letter to the Arranger authorizing the distribution of the Information to prospective Lenders and containing a customary 10b-5 representation (which shall be substantially consistent with the representation in clause (i) of the first sentence of the first paragraph of Section 4 of this letter) and a representation to the Commitment Parties, in the case of the public-side version, that such Information does not include material non-public information about the Borrower, the Combined Businesses or their respective affiliates or their respective securities, and the Confidential Information Memorandum shall exculpate (x) us and our respective affiliates with respect to any liability related to the use or misuse by third parties of the content of the Confidential Information Memorandum and (y) the Borrower, the Combined Businesses and their respective affiliates with respect to any liability related to the misuse of the content of the Confidential Information Memorandum. In addition, the Borrower will clearly designate as such all Information provided to any Commitment Party by or on behalf of the Borrower or the Combined Businesses which is suitable to make available to Public Lenders. The Borrower acknowledges and agrees that the following documents may be distributed to all Lenders (including Public Lenders) (without representation as to the non-materiality thereof), unless the Borrower notifies the Arranger in writing (including by email) within a reasonable time prior to their intended distribution that any such document should only be distributed to prospective private Lenders and provided that you shall have been given a reasonable opportunity to review such documents: (a) drafts and final versions of the Loan Documents; (b) administrative materials prepared by the Arranger for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Bridge Facility.

Notwithstanding anything to the contrary provided herein, the Borrower shall have no obligation to execute or deliver the Loan Documents prior to the Closing Date.

4. Information.

The Borrower represents and warrants that (i) all written Information (other than projections and other forward-looking information and information of a general economic or industry specific nature) (the “Information”), taken as a whole, provided by the Borrower or any of its representatives on its behalf to the Commitment Parties in connection with the Transactions is and will be when furnished, correct in all material respects and does not and will not contain when furnished any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements are made (in each case after giving effect to all supplements and updates provided thereto); provided that such representation and warranty with respect to the Utah Business is made to the Borrower’s knowledge; and (ii) the projections and other forward-looking information that have been or will be made available to the Commitment Parties by the Borrower or any of its representatives on its behalf in connection with the Transactions have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Commitment Parties, it being understood and agreed that projections and other forward-looking information are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are out of the Borrower’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by such projections may differ significantly from the projected results and such differences may be material.

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You agree that if at any time prior to the later of (x) the Closing Date and (y) the Syndication Date, any of the representations in the preceding sentence would be incorrect in any material respect (to your knowledge insofar as it applies to the information concerning the Utah Business) if the Information and projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented (and with respect to the Utah Business, use commercially reasonably efforts to the extent practical and appropriate and consistent with the Business Combination Agreement to cause Utah to supplement), the Information and projections so that such representations will be correct in all material respects in light of the circumstances under which such statements are made (to your knowledge insofar as it applies to information regarding the Utah Business). In arranging and syndicating the Bridge Facility, we will be entitled to use and rely on the Information and the projections without responsibility for independent verification thereof. We have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of you, the Combined Businesses or any other party or to advise or opine on any related solvency issues.

Notwithstanding the foregoing, it is understood that each Commitment Party’s commitments hereunder are not subject to or conditioned upon the accuracy of the representations or compliance with the covenants set forth in this Section 4, and notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, the accuracy of such representations or the compliance with such covenants shall not constitute a condition to the availability of the Bridge Facility on the Closing Date or at any time thereafter.

5. Indemnification and Related Matters.

In connection with arrangements such as this, it is our firms’ policy to receive indemnification. The Borrower agrees to the provisions with respect to our indemnity and other matters set forth in Annex A hereto, which is incorporated by reference into this Commitment Letter.

6. Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Borrower and the Commitment Parties and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Each Commitment Party may assign its commitments and agreements hereunder, in whole or in part, (i) to any of its affiliates (including, but not limited to, an assignment by Goldman Sachs to GS Lending Partners) and (ii) in the case of each of Goldman Sachs or GS Lending Partners, to any Approved Lenders who become party to this Commitment Letter pursuant to a Joinder Agreement or other documentation reasonably satisfactory to the Arranger and the Borrower as and to the extent provided for in Section 3 above, and upon any such assignment of the type described in this clause (ii) in accordance with Section 3 above or in the case of assignments between Goldman Sachs and GS Lending Partners, each of Goldman Sachs and GS Lending Partners will, be released from that portion of its commitments and agreements that has been so assigned. In the event that any reduction of the commitments of the Commitment Parties is required under the terms hereof, Commitment Parties which are affiliated with each other may allocate such reduction of commitments between themselves as such affiliated Commitment Parties may agree, provided that such allocation shall not change the combined commitment reduction required under the terms hereof with respect to such affiliated Commitment Parties. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

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7. Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, the Commitment Parties in connection with this arrangement are exclusively for the information of the Borrower and may not be disclosed by you to any other person without the prior written consent of the Commitment Parties except as required by applicable law, rule or regulation, compulsory legal process, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee or to the extent required by governmental and/or regulatory authorities (in which case you agree to the extent permitted under applicable law to inform us promptly thereof). However, we hereby consent to your disclosure of (i) this Commitment Letter and the Fee Letter to the Borrower’s and its affiliates’, and Utah’s and its affiliates’, respective officers, directors, employees, agents and advisors (including legal counsel, independent auditors and other experts or agents) who are directly involved in the consideration of the Combination Transactions or Transactions (including in connection with providing accounting and tax advice to the Borrower, Utah and their respective affiliates) on a confidential basis, (ii) this Commitment Letter and the Fee Letter to the Combined Businesses and their respective officers, directors, employees, agents and advisors (including legal counsel, independent auditors and other experts or agents) who are directly involved in the consideration of the Combination Transactions or Transactions to the extent you notify such persons of their obligations to keep such material confidential, (iii) following your acceptance of the provisions hereof and return of an executed counterpart of this Commitment Letter to the Commitment Parties as provided below, a copy of any portion of this Commitment Letter (but not the Fee Letter other than the existence thereof) in any public record in which you are required by law or regulation on the advice of your counsel to file it, (iv) the aggregate fee amounts contained in the Fee Letter as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to aggregate compensation amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Bridge Facility, the Permanent Financing, any Excluded Debt, any other financing or in any public filing relating to the Combination Transactions or Transactions, in each case, in a manner which does not disclose the fees payable pursuant to the Fee Letter (except in the aggregate), (v) this Commitment Letter and the Fee Letter in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby or enforcement hereof or thereof, (vi) the information contained in Annex B hereto in any prospectus or other offering memorandum relating to the Permanent Financing and (vii) the information contained in Annex B hereto to Moody’s, S&P and Fitch; provided that such information is supplied to Moody’s, S&P and Fitch only on a confidential basis after consultation with us.

Notwithstanding anything herein to the contrary, the Borrower (and each employee, representative or other agent of the Borrower) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Bridge Facility and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment and “tax structure” means any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

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The Commitment Parties agree that they will treat as confidential all information provided to them by or on behalf of the Borrower, the Combined Businesses, Utah, or any of its or their respective subsidiaries or affiliates, and shall not disclose such information to any person or circulate or refer publicly to such information without the Borrower’s and Utah’s prior written consent; provided, however, that nothing herein will prevent a Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency, or otherwise as required by applicable law or compulsory legal process (in which case such Commitment Party agrees to inform you promptly thereof to the extent practicable and not prohibited by applicable law), (b) upon the request or demand of any regulatory authority purporting to have jurisdiction over such Commitment Party or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such Commitment Party, its affiliates or any other person described in clause (d) below, (d) to such Commitment Party’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis and who have agreed to treat such information confidentially in accordance with the terms hereof (it being understood that such Commitment Party shall be responsible for any breach by any such person (other than legal counsel, auditors and other experts or agents, in each case, operating under rules of professional responsibility or conduct) of the confidentiality provisions hereof applicable to such Commitment Party), (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Bridge Facility, in each case, who have agreed to keep such information confidential on terms not less favorable than the provisions hereof in accordance with the standard syndication processes of the Arranger or customary market standards for the dissemination of such type of information, (f) to Moody’s, S&P and Fitch and other rating agencies or to market data collectors as reasonably determined by the Commitment Parties in consultation with the Borrower; provided that such information is limited to Annex B hereto and is supplied only on a confidential basis, (g) to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties and the Lenders in connection with the administration and management of the Bridge Facility; provided that such information is limited to the existence of this Commitment Letter and the amount of the commitments under the Bridge Facility, (h) received by such Commitment Party on a non-confidential basis from a source (other than you, the Combined Businesses or any of your or their respective affiliates, advisors, members, directors, employees, agents or other representatives) not known by such Commitment Party to be prohibited from disclosing such information to such Commitment Party by a legal, contractual or fiduciary obligation, (i) the amount of the Bridge Facility, (j) for purposes of establishing a “due diligence” defense or (k) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby or enforcement hereof or thereof. The Commitment Parties’ obligations under this provision shall remain in effect until the earlier of (x) two years after the date hereof and (y) the execution and delivery of the Bridge Loan Agreement by the parties thereto, at which time any confidentiality undertaking in the Bridge Loan Agreement shall supersede the provisions in this paragraph.

8. Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, the Commitment Parties (together with their respective affiliates, the “Affiliated Parties”) are full-service financial institutions engaged, either directly or through their respective affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, the Affiliated Parties and funds or other entities in which the Affiliated Parties invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other

9

financial instruments for their own account and for the accounts of their customers. In addition, the Affiliated Parties may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Borrower, the Combined Businesses and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with the Borrower or its affiliates. In addition, the Affiliated Parties may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons. The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor. Although the Affiliated Parties in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, the Affiliated Parties shall have no obligation to disclose such information, or the fact that the Affiliated Parties are in possession of such information, to the Borrower or to use such information on the Borrower’s behalf.

The Affiliated Parties may have economic interests that conflict with those of the Borrower, its equity holders and/or its affiliates. You agree that each Affiliated Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Affiliated Party and the Borrower, its equity holders or its affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Affiliated Parties, on the one hand, and the Borrower, on the other, and in connection therewith and with the process leading thereto, (i) the Affiliated Parties have not assumed an advisory or fiduciary responsibility in favor of the Borrower, its equity holders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Affiliated Party has advised, is currently advising or will advise the Borrower, its equity holders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) each Affiliated Party is acting solely as a principal and not as the agent or fiduciary of the Borrower, its management, equity holders, affiliates, creditors or any other person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that, solely in connection with the Bridge Facility and the services described in this Commitment Letter and the Fee Letter, it will not claim that any Affiliated Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transactions or the process leading thereto. As you know, Goldman Sachs & Co. LLC has been retained by the Borrower (or one of its affiliates) as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Combination Transactions. Each of the parties hereto agree to such retention, and further agree not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

Each Commitment Party may employ the services of its affiliates in providing services and/or performing its or their obligations hereunder and may exchange with such affiliates information concerning the Borrower, the Combined Businesses and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Commitment Parties hereunder. In addition, please note that the Affiliated Parties do not provide accounting, tax or legal advice.

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9. Miscellaneous.

The Commitment Parties’ commitments and agreements hereunder will terminate upon the first to occur of (i) the date on which the Loan Documents and all commitments thereunder become effective, (ii) the consummation of the Spinco Cash Distribution without using the Bridge Loans, (iii) the termination of Utah’s obligation to consummate the Combination pursuant to the Business Combination Agreement and (iv) the Outside Date (as defined in the Business Combination Agreement as in effect on the date hereof) (the earliest date in clauses (i) through (iv) being the “Commitment Termination Date”).

The provisions set forth under Sections 3, 4, 5 (including Annex A hereto), 7 and 8 hereof (other than any provision herein that expressly terminates upon execution of the Bridge Loan Agreement) and this Section 9 hereof and the provisions of the Fee Letter will remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered; provided that if this Commitment Letter is terminated before the execution and delivery of the Loan Documents, Sections 3 and 4 hereof shall terminate.

Each party hereto agrees for itself and its affiliates that any suit or proceeding arising in respect of this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and each party hereto hereby submits to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto. Each party hereto for itself and its affiliates agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws; provided, that (i) the interpretation of the definition of Spinco Material Adverse Effect and whether or not a Spinco Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Combination Transaction Representation and whether as a result of any inaccuracy thereof, Utah has the right to terminate its obligation to consummate the Combination under the Business Combination Agreement and (iii) the determination of whether (a) the conditions to the Distribution set forth in the Separation and Distribution Agreement and (b) the conditions to the Combination set forth in the Business Combination Agreement, in each case, other than such conditions that by their nature are to be satisfied upon the closing of such transaction, have been satisfied or waived or are expected to be satisfied and waived on the Closing Date or one business day thereafter, in each case, shall be governed by and construed in accordance with the Law (as defined in the Business Combination Agreement as in effect on the date hereof) of the State of Delaware, without regard to any Laws or principles thereof that would result in the application of the Laws of any other jurisdiction (except that the Laws of the Netherlands shall govern (i) the duties of the members of the Utah Board (as defined in the Business Combination Agreement as in effect on the date hereof) and (ii) the Combination, to the extent mandatorily applicable thereto). Each of the Commitment Parties hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), and the Customer

11

Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended, the “CDD Rule”), each Commitment Party and each Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow each Commitment Party and such Lender to identify the Borrower in accordance with the Patriot Act and the CDD Rule. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Commitment Party and each Lender. You hereby acknowledge and agree each Commitment Party shall be permitted to share any and all such information with other Lenders, subject to the confidentiality provisions hereof.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Bridge Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Bridge Facility.

Each of the parties hereto agrees that this Commitment Letter, if accepted by you as provided below, is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Bridge Facility is subject to the Funding Conditions. Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties a copy of this Commitment Letter, together with the Fee Letter executed by you, any fees owing thereunder as of the date thereof, prior to 11:59 p.m. New York City time on July 29, 2019, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us and you. If this Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence by such earlier time, this offer will terminate at such time. We look forward to working with you on this transaction.

[Remainder of page intentionally left blank]

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Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Spinco Commitment Letter]

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Spinco Commitment Letter]

ACCEPTED AND AGREED
AS OF THE DATE FIRST WRITTEN ABOVE:

UPJOHN INC.

By:	/s/ Michael Goettler
Name: Michael Goettler
Title: President

[Signature Page to Spinco Commitment Letter]

ANNEX A

Upjohn Inc.

The Borrower agrees to indemnify and hold each Commitment Party and its affiliates and each officer, partner, member, controlling person, director, employee, advisor and agent of each Commitment Party or its affiliates (each, an “indemnified person”) harmless against any and all losses, claims, damages or liabilities to any such indemnified person in connection with or as a result of this Commitment Letter, the Fee Letter, the Bridge Facility, the use of proceeds thereof or the Transactions (whether or not the investigation, litigation, claim or proceeding under which such losses, claims, damages or liabilities arise is brought by you, your equity holders or creditors and whether or not any such indemnified person is otherwise a party thereto) and to reimburse each indemnified person (within 30 days of written demand) for any reasonable legal (limited to one outside counsel to all indemnified persons (taken together) and, if reasonably required, a single local counsel in each appropriate jurisdiction and, in the case of an actual or perceived conflict of interest, a single additional firm of counsel (or local counsel) (for each group of similarly situated indemnified persons)) and other documented expenses incurred in connection therewith, except, in each case, to the extent that such loss, claim, damage or liability or expense (a) has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such indemnified person or its Related Commitment Party (as defined below) or (y) a material breach of the obligations of such indemnified person or its Related Commitment Party under the Commitment Letter, the Fee Letter or the Loan Documents; or (b) relates to any dispute among indemnified persons and not arising out of any act or omission of the Borrower or any of its affiliates and not involving a claim against an indemnified person in its capacity or in fulfilling its role as an agent or arranger with respect to the Bridge Facility (clauses (a) and (b) above, collectively, the “Indemnification Carve-outs”). In addition, such indemnity shall not, as to any indemnified person, be available with respect to any settlements effected without the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your consent, you agree to indemnify and hold harmless each indemnified person in the manner set forth above (for the avoidance of doubt, it being understood that if there is a final judgment in any such proceeding, the indemnity set forth above shall apply (subject to the exceptions thereto set forth above)). If for any reason (other than the Indemnification Carve-outs) the foregoing indemnification is unavailable to such Commitment Party or insufficient to hold it harmless, then the Borrower will contribute to the amount paid or payable by such Commitment Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Borrower and its affiliates on the one hand and (ii) such Commitment Party on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) the Borrower and its affiliates on the one hand and (ii) such Commitment Party on the other hand with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Borrower under this paragraph will be in addition to any liability which the Borrower may otherwise have and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower and each indemnified person. The Borrower also agrees that no indemnified party will have any liability to the Borrower in connection with or as a result of this arrangement, except in the case of the Borrower to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or its affiliates, shareholders, partners, members or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such indemnified party or any of its Related Commitment Parties in performing the services that are the subject of the Letters or the material breach by such indemnified party or any of its Related Commitment Parties of its obligations under the Letters; provided, however, that in no event will such indemnified person have any liability to the Borrower for any indirect, special, consequential or punitive damages in connection with or as a result of such indemnified person’s activities related to the Letters. Neither the Borrower nor any of its affiliates will be responsible or liable to the Commitment Parties or any other person or entity for

Annex A-1

any indirect, special, punitive or consequential damages that may be alleged as a result of the Combination Transactions, the Letters, the Bridge Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Bridge Facility; provided that the foregoing shall not limit your indemnity or reimbursement obligations to the extent set forth in this Annex A with respect to any action, proceeding or investigation brought against any Commitment Party. The provisions of this Annex A shall survive any termination or completion of the arrangement provided by the Letters.

For purposes hereof, a “Related Commitment Party” of any person means (a) any controlling person or controlled affiliate of such person, (b) the respective directors, officers, or employees of such person or any of its controlling persons or controlled affiliates and (c) the respective agents, advisors and representatives of such person or any of its controlling persons or controlled affiliates.

Annex A-2

ANNEX B

Upjohn Inc.

Summary of the Bridge Facility

Capitalized terms used but not defined in this Annex B have the meanings assigned to such terms in the Commitment Letter (including its annexes) to which this Annex B is attached.

Borrower:	Upjohn Inc. (the “Borrower”).

Guarantors:	From and after the consummation of the Combination, Mylan Inc. and Mylan N.V and each other guarantor or obligor under any existing Utah debt securities and credit facilities with a principal amount of at least $500 million. Each such guarantor of the Bridge Facility is referred to herein as a “Guarantor”.

Purpose/Use of Proceeds:	The proceeds of the Bridge Facility will be used to (i) fund, in part, the Spinco Cash Distribution and (ii) pay fees and expenses related to the Transactions.

Lead Arranger and Bookrunner:	Goldman Sachs will act as lead arranger and bookrunner for the Bridge Facility, and will perform the duties customarily associated with such roles.

Administrative Agent:	Goldman Sachs (in its capacity as administrative agent, the “Administrative Agent”).

Lenders:	Goldman Sachs, GS Lending Partners and/or other financial institutions selected in accordance with Section 3 of the Commitment Letter (each, a “Lender” and, collectively, the “Lenders”).

Amount of Bridge Loans:	Up to $12,000.0 million in aggregate principal amount of senior unsecured bridge loans (the “Bridge Loans”), less the amount of any applicable reduction to the commitments (the “Commitments”) under the Bridge Facility on or prior to the Closing Date as set forth under the heading “Mandatory Prepayments/Commitment Reductions” below.

Availability:	One drawing of the Bridge Facility may be made on the Closing Date.

Maturity:	The Bridge Loans will mature and be payable in full on the date that is 364 days after the Closing Date. No amortization will be required with respect to the Bridge Facility.

Closing Date:	The date on or before the Commitment Termination Date on which the Funding Conditions are satisfied or waived and the borrowing under the Bridge Facility is made (the “Closing Date”).

Interest Rate:	All amounts outstanding under the Bridge Facility will bear interest, at the Borrower’s option, as follows:

Annex B-1

(a) at the Base Rate plus the Applicable Margin; or

(b) at the reserve-adjusted Eurodollar Rate plus the Applicable Margin.

As used herein, the terms “Base Rate” and “reserve-adjusted Eurodollar Rate” will have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve-adjusted Eurodollar Rate will be customary and appropriate for financings of this type. In no event shall the Base Rate be less than the sum of (i) the one- month reserve-adjusted Eurodollar Rate (after giving effect to a reserve adjusted Eurodollar Rate “floor” of 0.00%) plus (ii) 1.00%.

“Applicable Margin” means (as applicable) a percentage per annum determined in accordance with the pricing grid attached hereto as Schedule I.

Notwithstanding the foregoing, if any principal, interest, fee or other amount payable by the Borrower under the Bridge Facility is not paid when due, then such overdue amount shall accrue interest at a rate equal to the rate then applicable thereto, or otherwise at a rate equal to the rate then applicable to loans bearing interest at the rate determined by reference to the Base Rate, in each case plus an additional two percentage points (2.00%) per annum. Such interest will be payable on demand.

Interest Payments:	Quarterly for loans bearing interest with reference to the Base Rate; except as set forth below, on the last day of selected interest periods (which will be one, two, three and six months) for loans bearing interest with reference to the reserve-adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year (365/366-day year with respect to loans bearing interest with reference to the Base Rate).

Ticking Fees:	The Borrower will pay ticking fees to each Lender on the terms set forth in the Fee Letter at the rate per annum set forth in the Fee Letter.

Duration Fees:	Duration Fees in amounts equal to the percentage, as determined in accordance with the grid below, of the principal amount of the Bridge Loan of each Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable to the Lenders on each such date:

Duration Fees
90 days after the	180 days after the	270 days after the
Closing Date	Closing Date	Closing Date
0.50%	0.75%	1.00%

Annex B-2

Voluntary Prepayments/Commitment Reductions:	The Bridge Facility may be voluntarily prepaid and the Commitments thereunder may be reduced by the Borrower, in whole or in part without premium or penalty; provided that Bridge Loans bearing interest with reference to the reserve-adjusted Eurodollar Rate will be prepayable only on the last day of the related interest period unless the Borrower pays any related breakage costs. Voluntary prepayments of the Bridge Loans may not be reborrowed.

Mandatory Prepayments/Commitment Reductions:

The following amounts shall be applied to prepay the Bridge Loans within three business days of receipt of such amounts (and, prior to the Closing Date, the Commitments of the Lenders, pursuant to the Commitment Letter and the Loan Documents, shall be automatically and permanently reduced by such amounts on the same day as received) (it being understood that amounts set forth in clause (b) below shall only be available to reduce Commitments of the Lenders) as set forth below:

(a) 100% of the net cash proceeds (including net cash proceeds deposited into escrow so long as the conditions to release of such proceeds from the escrow are the same as (or no less favorable to the Borrower than) the Funding Conditions, as determined by the Borrower in its reasonable discretion; provided that amounts deposited into escrow shall (x) prior to their release from escrow, be applied to reduce Commitments of the Lenders and (y) following their release from escrow and solely to the extent not applied as set forth in (x), be applied to repay Bridge Loans) of any sale or issuance by the Borrower or any of its subsidiaries of debt securities or any incurrence or borrowing by the Borrower or any of its subsidiaries of other indebtedness for borrowed money (other than as described in clause (b) below and Excluded Debt (as defined below)), or issuance by the Borrower of any equity securities or equity-linked securities (other than (i) any such issuances pursuant to employee stock plans or other benefit or employee incentive arrangements, (ii) any such issuances of directors’ qualifying shares, (iii) any such issuances as direct consideration in a permitted acquisition or investment, (iv) any such issuances in connection with the conversion of options or warrants, (v) any such issuances under hedging programs, (vi) any issuances of equity to (at any time on or prior to the consummation of the Combination) any of the Borrower’s affiliates in connection with the separation of the Ulysses Business and (vii) other customary exceptions to be mutually agreed upon), in each case on or after the date of the Commitment Letter by the Borrower or any of its subsidiaries;

(b) 100% of the committed amount of term loans, in each case, under any credit facility of the Borrower for the purpose of financing the Combination Transactions (other than Excluded Debt) (such reduction to occur automatically upon the effectiveness of definitive documentation for such credit facility and receipt by the Arranger of a notice from the Borrower that such credit facility constitutes a Qualifying Loan Facility (as defined below)); and

Annex B-3

(c) 100% of the net cash proceeds actually received by the Borrower or any of its subsidiaries from any sale or other disposition of any assets of the Borrower or its subsidiaries outside the ordinary course of business on or after the date of the Commitment Letter (including any issuances of equity securities by the Borrower’s subsidiaries), except for (i) sales or other dispositions between or among the Borrower and (at any time on or prior to the consummation of the Combination) any of its affiliates or (at any time after the consummation of the Combination) its subsidiaries , (ii) sales or other dispositions, the net cash proceeds of which either (x) do not exceed $500.0 million in the aggregate or (y) are reinvested in the business or committed to be reinvested in the business within 6 months following receipt, (iii) sales or other dispositions of cash or cash equivalents, (iv) sales or other dispositions of accounts receivable in connection with a compromise, settlement or collection thereof, (v) sales or other dispositions of obsolete, used or surplus equipment; (vi) sales or dispositions of equity interests of certain insurance companies and related holding and investment companies; (vii) proceeds received prior to the Closing Date in respect of divestitures or other remedial actions undertaken in order to obtain regulatory consents, authorization, orders or approvals required in connection with the consummation of the Combination Transactions and (viii) other customary exceptions to be mutually agreed upon.

For the purposes hereof, “Excluded Debt” means (i) intercompany indebtedness among the Borrower and/or (at any time on or prior to the consummation of the Combination) its affiliates and/or (at any time after the consummation of the Combination) its subsidiaries, (ii) ordinary course issuances under short-term commercial paper programs and any receivables, factoring and/or note securitization facility, (iii) capital leases, letters of credit, overdraft facilities, supply chain financing facilities and purchase money and equipment financings, in each case, in the ordinary course, (iv) ordinary course indebtedness under the Existing Revolving Credit Agreement (as defined below) or any replacement or refinancing thereof, (v) indebtedness under the Existing Term Loan Credit Agreement (as defined below) or any replacement or refinancing thereof provided that the aggregate principal amount of any such replacement or refinancing shall not exceed the principal amount of the term loans under the Existing Term Loan Credit Agreement as in effect on the date hereof (plus fees and expenses related to such replacement or refinancing), (vi) ordinary course indebtedness of foreign subsidiaries of the Borrower under any existing facility and (vii) other indebtedness in an aggregate principal amount up to $500.0 million.

For the purposes hereof, “net cash proceeds” means:

Annex B-4

(a) with respect to a sale or other disposition of any assets of the Borrower or any of its domestic subsidiaries, the excess, if any, of (i) the cash received by the Borrower and its domestic subsidiaries in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any debt that is secured by such asset or that is required to be repaid in connection with the sale thereof (other than the Bridge Loans), (B) the fees and expenses incurred by the Borrower or any of its subsidiaries in connection therewith (including, without limitation, attorneys’ fees, accountants’ fees, investment banking fees and brokerage and sales commissions), (C) taxes paid or reasonably estimated to be payable in connection with such transaction, (D) the amount of reserves established by the Borrower or any of its subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable generally accepted accounting principles and (E) in the case of any sale or disposition of assets by a domestic subsidiary of the Borrower that is not wholly owned, the pro rata portion attributable to minority interests and not available for distribution to or for the account of the Borrower or any wholly owned domestic subsidiary as a result thereof;

(b) with respect to the sale or issuance of debt securities or incurrence or borrowing of other indebtedness for borrowed money, the excess, if any, of (i) cash received by the Borrower and its domestic subsidiaries in connection with such sale, issuance, incurrence or borrowing over (ii) the sum of (A) payments made to retire any debt for borrowed money that is required to be repaid in connection with such sale, issuance, incurrence or borrowing (other than the Bridge Loans) and (B) the attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses incurred by the Borrower and its subsidiaries in connection with such sale, issuance, incurrence or borrowing; and

(c) with respect to the issuances of equity securities or equity-linked securities by the Borrower, the excess of (i) the cash received by the Borrower in connection with such issuance over (ii) the attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses incurred by the Borrower or any of its subsidiaries in connection with such issuance.

For the purposes hereof, “Qualifying Loan Facility” means a credit facility entered into by the Borrower for the purpose of financing the Combination Transactions that is subject to conditions precedent to funding that are no less favorable to the Borrower than the Funding Conditions, as determined by the Borrower in its reasonable discretion.

For the purposes hereof, “Existing Term Loan Credit Agreement” means that certain Term Credit Agreement dated as of November 22, 2016, as amended, supplemented or otherwise modified from time to time, between Utah, the lenders from time to time party thereto and Goldman Sachs Bank USA as administrative agent providing for a term loan facility.

Annex B-5

Mandatory prepayments of the Bridge Loans may not be reborrowed. Mandatory prepayments of Bridge Loans shall be made without premium or penalty, but subject, in the case of Bridge Loans bearing interest with reference to the reserve-adjusted Eurodollar Rate, to reimbursement of breakage costs if prepayment occurs other than at the end of an applicable interest period.

All voluntary and mandatory prepayments of Bridge Loans and reductions of Commitments as set forth above shall be allocated among the Lenders on a pro rata basis (or, as between Lenders that are affiliated with each other, allocated between them as they and the Arranger may otherwise determine). The Borrower shall provide the Administrative Agent with prompt written notice of any mandatory prepayment or reductions of Commitments required by this section.

Notwithstanding anything to the contrary above, mandatory prepayments and commitment reductions with respect to net cash proceeds received by a foreign subsidiary of the Borrower shall not be required if and for so long as the Borrower has determined in good faith that repatriation to the Borrower to make any such payments would have material adverse tax consequences or would violate applicable local law or, in the case of a non-wholly owned foreign subsidiary, the applicable organizational documents of any such non-wholly owned foreign subsidiary (as in effect on the date of the Commitment Letter).

Documentation Principles:	The Loan Documents shall contain representations, warranties, covenants and events of default based on and substantially similar to that certain Revolving Credit Agreement dated as of July 27, 2018, among Utah, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent providing for a revolving credit facility (the “Existing Revolving Credit Agreement”) as in effect on the date of the Commitment Letter, and shall contain only the representations, warranties, covenants and events of default set forth below.

For purposes hereof, including the Commitment Letter and all attachments thereto, the term “substantially similar to the Existing Revolving Credit Agreement” and words of similar import means substantially the same as the Existing Revolving Credit Agreement with modifications (a) as are necessary to reflect the terms specifically set forth in the Commitment Letter (including the annexes thereto) (including the nature of the Bridge Facility as a bridge facility) and the Fee Letter, (b) to reflect any changes in law or accounting standards since the date of the Existing Revolving Credit Agreement (including divisions by Delaware limited liability companies), (c) to reflect the reasonable operational or administrative requirements of the

Annex B-6

Administrative Agent, to the extent such requirements have been generally required by the Administrative Agent in documenting other credit facilities similar to the Bridge Facility and (d) to accommodate the structure of the Combination Transactions and Transactions and the other transactions contemplated hereby and the operational needs of the Combined Businesses after giving effect to the Combination Transactions and the Transactions.

Representations and Warranties:	The Bridge Loan Agreement will include only the following representations and warranties with respect to the Borrower and its subsidiaries, which (except as set forth below) shall be substantially similar to the representations and warranties set forth in the Existing Revolving Credit Agreement taking into account the Documentation Principles, and will be made only on the Closing Date: financial statements; no material adverse change; absence of material litigation and material environmental liability; corporate existence and subsidiaries; corporate power and authority; enforceability of loan documentation for the Bridge Facility; governmental approvals; compliance with law (including, without limitation, margin regulations, PATRIOT Act and OFAC); payment of taxes; absence of conflicts with law or contractual obligations; ownership of property (including, without limitation, intellectual property); inapplicability of Investment Company Act; accuracy of disclosure and beneficial ownership certification; and solvency as of the Closing Date (solvency to be defined in a manner consistent with Schedule I to Annex C).

Covenants:	The Bridge Loan Agreement will include only the following financial, affirmative and negative covenants with respect to the Borrower and its subsidiaries, which shall be substantially similar to the financial, affirmative and negative covenants set forth in the Existing Revolving Credit Agreement, except as set forth below, taking into account the Documentation Principles:

- Financial Covenant:	The Borrower will not permit the Consolidated Leverage Ratio (as defined in the Existing Revolving Credit Agreement on the date hereof) as of the last day of any fiscal quarter of the Borrower occurring after the Closing Date to exceed 4.25 to 1.00; provided that if at any time after the Closing Date the Consolidated Leverage Ratio in the Existing Revolving Credit Agreement (as it may be amended, or any replacement or refinancing thereof) is required to be lower than 4.25 to 1.00, then the Borrower will not permit the Consolidated Leverage Ratio to exceed the level set forth in the Existing Revolving Credit Agreement (as it may be amended, or any replacement or refinancing thereof).

- Affirmative Covenants:	Delivery of audited annual consolidated financial statements, unaudited quarterly consolidated financial statements and other information; notices of defaults and other material events; maintenance of existence and rights; compliance with laws; maintenance of property; maintenance of insurance; payment of taxes and other material obligations; inspection of property and books and records; additional guarantors; and use of proceeds.

Annex B-7

- Negative Covenants:	Indebtedness; liens; mergers, consolidations, liquidations, dissolutions and sales of all or substantially all assets; restricted payments; acquisitions, loans and investments (including, without limitation, hedging arrangements); transactions with affiliates; and changes in lines of business.

Events of Default:	The Bridge Loan Agreement will include only the following events of default (and, as appropriate, grace periods) with respect to the Borrower and its subsidiaries, which shall be substantially similar to the events of default (and grace periods) set forth in the Existing Revolving Credit Agreement taking into account the Documentation Principles: nonpayment of principal when due; nonpayment of interest, fees or other amounts within 5 business days after date due; breach of covenants; material inaccuracy of any representation or warranty; cross-default and cross-acceleration with respect to other indebtedness in an amount of $250.0 million or more; insolvency matters; judgments in an amount of $250.0 million or more; certain ERISA events; change of control; invalidity or revocation of any loan document; failure of the Combination Transactions to be consummated within two business days following the Closing Date; upon consummation of Combination Transactions, failure of each guarantor under the Existing Term Loan Credit Agreement and Existing Revolving Credit Agreement to become Guarantors to the extent required.

Conditions Precedent to Closing and Borrowing:	The several obligations of the Lenders to make, or cause one of their respective affiliates to make, the Bridge Loans will be subject only to the conditions precedent referred to in Section 2 of the Commitment Letter and in Annex C attached to the Commitment Letter.

Assignments and Participations:	The Lenders shall not be permitted to assign any Commitments prior to the Closing Date except as and to the extent permitted by the Commitment Letter. From and after the funding of the Bridge Loans on the Closing Date, the Lenders may assign all or, in an amount of not less than $10.0 million, any part of, their respective Bridge Loans to one or more persons which are reasonably acceptable to (a) the Administrative Agent and (b) except when an event of default has occurred and is continuing, the Borrower, each such consent not to be unreasonably withheld or delayed; provided that, assignments made to a Lender, an affiliate or approved fund thereof will not be subject to the consent requirements contained in this sentence. The Borrower’s consent shall be deemed to have been given if the Borrower has not responded within 10 business days of an assignment request. Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents. A $3,500 processing fee will be required in connection with any such assignment, with exceptions to be agreed. The Lenders will also have the right to sell participations without restriction (other than to natural persons), subject to customary limitations on voting rights, in their respective shares of the Bridge Facility. Notwithstanding the foregoing, Goldman Sachs may assign its loans and/or commitments to GS Lending Partners without any notice or consent.

Annex B-8

Required Lenders:	Amendments and waivers will require the approval of Lenders holding more than 50% of total Commitments or Bridge Loans (“Required Lenders”); provided that, in addition to the approval of Required Lenders, the consent of each Lender directly and adversely affected thereby will be required with respect to matters relating to (a) increases in the Commitment of such Lender, (b) reductions of principal, interest, fees or premium, (c) extensions of final maturity or the due date of any principal, interest or fee payment, (d) pro rata sharing, (e) the definition of Required Lenders or any other provision specifying the number or percentage of Lenders required to waive, amend or modify, or grant consents under, the Bridge Loan Agreement, (f) the amendment provisions included in the Bridge Loan Agreement or (g) the release of any material guarantor.

Yield Protection:	The Bridge Facility will contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and capital requirements (or their interpretation), illegality, unavailability and other requirements of law and from the imposition of or changes in certain taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Rate loan on a day other than the last day of an interest period with respect thereto. For all purposes of the Loan Documents, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Loan Documents. The Bridge Facility will provide that all payments are to be made free and clear of taxes (with customary exceptions).

Indemnity:	The Borrower will indemnify and hold the Administrative Agent, the Arranger and the Lenders (and their respective affiliates and their respective partners, members, controlling persons, officers, directors, employees, advisors and agents) harmless against any and all losses, claims, damages or liabilities to any such indemnified person in connection with or as a result of the financing contemplated hereby or the use of proceeds thereof or the Transactions and will reimburse each indemnified person (within 30 days of written demand) for any reasonable legal (limited to one outside counsel to all indemnified persons (taken together) and, if reasonably required, a single local counsel in each appropriate jurisdiction and, in the case of an actual or perceived conflict of interest, a single additional firm of counsel (or local counsel) (for each group of similarly situated indemnified

Annex B-9

persons)) and other documented expenses incurred in connection therewith (except, in each case, to the extent that such loss, claim, damage or liability or expense (a) has been found by a final, non- appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such indemnified person or its Related Commitment Party (as defined in Annex A) or (y) a material breach of the obligations of such indemnified person or its Related Commitment Party under the Loan Documents; or (b) relates to any dispute among indemnified persons and not arising out of any act or omission of the Borrower or any of its affiliates and not involving a claim against an indemnified person in its capacity or in fulfilling its role as an agent or arranger with respect to the Bridge Facility).

Governing Law and Jurisdiction:	The Bridge Facility will provide that (a) any suit or proceeding arising in respect of the Bridge Facility or the commitments or agreements thereunder will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and each party thereto submits to the exclusive jurisdiction of, and to venue in, such court, (b) any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Lenders’ commitments or agreements or any matter referred to in the Loan Documents will be waived by the parties thereto and (c) the Loan Documents will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws; provided, that (i) the interpretation of the definition of Spinco Material Adverse Effect and whether or not a Spinco Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Combination Transaction Representation and whether as a result of any inaccuracy thereof, Utah has the right to terminate its obligation to consummate the Combinations under the Business Combination Agreement and (iii) the determination of whether (a) the conditions to the Distribution set forth in the Separation and Distribution Agreement and (b) the conditions to the Combination set forth in the Business Combination Agreement, in each case, other than such conditions that by their nature are to be satisfied upon the closing of such transaction, have been satisfied or waived or are expected to be satisfied and waived on the Closing Date or one business day thereafter, in each case, shall be governed by and construed in accordance with the Law (as defined in the Business Combination Agreement as in effect as of the date hereof) of the State of Delaware, without regard to any Laws or principles thereof that would result in the application of the Laws of any other jurisdiction (except that the Laws of the Netherlands shall govern (i) the duties of the members of the Utah Board (as defined in the Business Combination Agreement as in effect on the date hereof) and (ii) the Combination, to the extent mandatorily applicable thereto).

Annex B-10

Counsel to the Arranger and Administrative Agent:	Shearman & Sterling LLP

Counsel to the Borrower:	Wachtell Lipton Rosen & Katz

Counsel to Utah:	Cravath, Swaine & Moore LLP

Annex B-11

Schedule I

Pricing Grid

Applicable Margin
	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
Debt Ratings (S&P/Fitch/Moody’s)	Base Rate Loans	Eurodollar Rate Loans	Base Rate Loans	Eurodollar Rate Loans	Base Rate Loans	Eurodollar Rate Loans	Base Rate Loans	Eurodollar Rate Loans
Pricing Level 1: ≥ BBB+/ BBB+ / Baa1	0bps	100bps	25bps	125bps	50	150bps	75bps	175bps
Pricing Level 2: BBB / BBB / Baa2	12.5bps	112.5bps	37.5bps	137.5bps	62.5bps	162.5bps	87.5bps	187.5bps
Pricing Level 3: BBB- / BBB- / Baa3	37.5bps	137.5bps	62.5bps	162.5bps	87.5bps	187.5bps	112.5bps	212.5bps
Pricing Level 4: ≤ BB+ / BB+ / Ba1	62.5bps	162.5bps	87.5bps	187.5bps	112.5bps	212.5bps	137.5bps	237.5bps

As used herein:

“Debt Rating” means, as of any date of determination, the rating as determined by Fitch, S&P and Moody’s of the Borrower’s non-credit-enhanced, senior unsecured long-term debt (collectively, the “Debt Ratings”); provided that (a) if all three Debt Ratings are in effect, and two or more ratings are at the same Pricing Level, that Pricing Level will apply; (b) if all three Debt Ratings are in effect, each at a different Pricing Level, the Pricing Level of the middle Debt Rating shall apply; (c) if only two Debt Ratings are in effect, the Pricing Level of the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest), unless the ratings differential is two levels or more, in which case the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (d) if there exists only one Debt Rating, such Debt Rating shall apply; and (e) if the Borrower does not have any Debt Rating, Pricing Level 4 shall apply. If the rating system of S&P, Moody’s or Fitch shall materially change, or if each such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend the manner in which interest rate spreads are calculated to reflect such changed rating system or the unavailability of Debt Ratings from such rating agencies, and, pending the effectiveness of any such amendment, the Debt Ratings shall be determined by reference to the Debt Ratings most recently in effect prior to such change or cessation.

Each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

Annex B-2

ANNEX C

Upjohn Inc.

Summary of Conditions Precedent to the Bridge Facility

This Summary of Conditions Precedent outlines the conditions precedent to the Bridge Facility referred to in the Commitment Letter, of which this Annex C is a part. Capitalized terms used but not defined in this Annex C have the meanings assigned to such terms in the Commitment Letter (including its annexes) to which this Annex C is attached (together with the Annexes thereto, the “Commitment Letter”).

1.

Combination Transactions. The Arranger shall have received an officer’s certificate from the Borrower certifying that (a) the conditions to the Combination set forth in the Business Combination Agreement (without giving effect to any modifications, consents, amendments or waivers thereto by Utah that in each case are materially adverse to the interests of the Lenders, the Commitment Parties or the Arranger, in their capacities as such, unless the Arranger shall have provided its written consent thereto (such consent not to be unreasonably withheld, conditioned or delayed), in each case, other than such conditions that by their nature are to be satisfied upon the closing of such transaction, have been satisfied or waived or are expected to be satisfied and waived on the Closing Date or one business day thereafter and (b) the Distribution is expected to be, the Combination is expected to be and the Contribution has been or is expected to be consummated on the Closing Date or one business day thereafter.

2.

No Material Adverse Effect. Except as otherwise disclosed or identified in (a) the Pluto SEC Documents (as defined in the Business Combination Agreement as in effect as of the date hereof) filed or furnished with the SEC (as defined in the Business Combination Agreement as in effect as of the date hereof) on or prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer included in such Pluto SEC Documents that are predictive, forward-looking or primarily cautionary in nature); provided that this exception shall apply only to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face, or (b) the Spinco Disclosure Schedule (as defined in the Business Combination Agreement as in effect as of the date hereof) (it being understood that any information set forth in one section or subsection of the Spinco Disclosure Schedule shall be deemed to apply to and qualify the representation and warranty set forth in the Section of the Business Combination Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in each other Section of Article V or Article VI of the Business Combination Agreement for which it is reasonably apparent on the face of such information that such information is relevant to such other Section), since December 31, 2018, there has not been any change, event, development, occurrence or effect that would reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect (as defined in the Business Combination Agreement as in effect as of the date hereof).

3.

Financial Statements. The Arranger shall have received (i) audited consolidated balance sheets of the Utah Business for each of its two most recent fiscal years and audited consolidated statements of income and cash flows of the Utah Business for each of its three most recent fiscal years, in each case, ended at least 60 days prior to the Closing Date and unaudited financial statements of the Utah Business for any quarterly interim period or periods (other than the fourth fiscal quarter) ended after the date of its most recent audited financial statements (and corresponding periods of any prior year) and more than 40 days prior to the Closing Date (with respect to which independent auditors shall have performed a SAS 100 review) and (ii) audited consolidated balance sheets of the Ulysses Business for each of its two most recent fiscal years and audited consolidated statements of income and cash flows of the Ulysses Business for each of its three most recent fiscal years, in each case, ended at least 90 days prior to the Closing Date and unaudited financial statements of the Ulysses Business for any quarterly interim period or periods (other than the fourth fiscal quarter) ended after the date of its most recent audited financial statements (and corresponding periods of any prior year) and more than 45 days prior to the Closing Date (with respect to which independent auditors shall have performed a SAS 100 or equivalent review). The Arranger hereby acknowledges that the public filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, of any of the foregoing financial statements will satisfy the requirements of this paragraph and hereby acknowledges receipt of the Upjohn Inc. financial statements as of, and for the three fiscal years ended, December 31, 2018.

4.

Payment of Fees and Expenses. All costs, fees, expenses (including, without limitation, legal fees and expenses) to the extent invoiced at least two business days prior to the Closing Date and the fees contemplated by the Fee Letter payable to the Arranger, the Administrative Agent or the Lenders shall have been paid on or prior to the Closing Date, in each case, to the extent required by the Fee Letter or the Loan Documents to be paid on or prior to the Closing Date.

5.

Customary Closing Documents. The Borrower shall have satisfied the following customary closing conditions: (i) the delivery of customary legal opinions from Cravath, Swaine & Moore LLP or other counsel reasonably acceptable to the Arranger, customary corporate records and documents from public officials, customary officer’s certificates with respect to incumbency and satisfaction of closing conditions, customary evidence of authority and a customary borrowing notice, and (ii) delivery of a solvency certificate from the chief financial officer of the Borrower in the form attached hereto as Schedule I certifying as to pro forma solvency (on a consolidated basis) of the Borrower and its subsidiaries after giving effect to the Transactions and Spinco Cash Distribution and the Distribution (but prior to the Combination). The Arranger will have received at least three business days prior to the Closing Date all documentation and other information regarding the Borrower required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and the CDD Rule, in each case to the extent reasonably requested at least ten business days prior to the Closing Date.

6.

Accuracy of Representations/No Default. At the time of and upon giving effect to the borrowing and application of the Bridge Loans on the Closing Date, (i) each Combination Transaction Representations shall be true and correct (but only to the extent that Utah has the right to terminate its obligation to consummate the Combination (or otherwise does not have an obligation to close) under the Business Combination Agreement as a result of a failure of such representations in the Business Combination Agreement to be accurate), (ii) the Specified Representations shall be true and correct in all material respects (except to the extent already qualified by materiality or material adverse effect) and (iii) there shall not exist any payment or bankruptcy event of default with respect to the Borrower under the Bridge Loan Agreement.

B-I-2

SCHEDULE I

TO ANNEX C

Form of Solvency Certificate

SOLVENCY CERTIFICATE

of

UPJOHN INC.

AND ITS SUBSIDIARIES

Pursuant to Section [•] of the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of Upjohn Inc. (the “Company”), and not individually, as follows:

As of the date hereof, after giving pro forma effect to the Transactions and Spinco Cash Distribution and the Distribution (but prior to the Combination), including the making of the Bridge Loans under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Company and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.

The present fair saleable value of the property of the Company and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Company and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Company and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as chief financial officer of the Company, on behalf of the Company, and not individually, as of the date first stated above.

UPJOHN INC.

By:
Name:
Title: